Exhibit 99.1

Burlington Stores, Inc. Reports Second Quarter 2024 Earnings

•
Total sales growth of 13%; comparable store sales growth of 5%
•
Net income was $74 million, and diluted EPS was $1.15
•
Excluding certain expenses associated with acquired BBBY leases:
o
Adjusted EBIT margin increased 160 basis points
o
Adjusted EPS increased 98% to $1.24
o
Adjusted EPS guidance for FY24 raised to $7.66-$7.96

BURLINGTON, New Jersey; August 29, 2024 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the second quarter ended August 3, 2024.

Michael O’Sullivan, CEO, stated, “We are pleased with our results from the second quarter. Comparable store sales increased 5%, while total sales increased 13%. Both of these metrics were well ahead of our expectations.”

Mr. O’Sullivan continued, “We saw very strong margin improvement and earnings growth during the second quarter. Our Adjusted EBIT Margin and Adjusted EPS increased 160 basis points and 98%, respectively. This strong performance was driven by the ahead of plan sales, as well as a significant increase in gross margin, and faster than expected progress in our supply chain efficiency initiatives.”

Mr. O’Sullivan concluded, “We remain confident in the outlook for our business for the balance of fiscal 2024. Based on our year-to-date performance, we are increasing our margin and earnings guidance for the full year, despite some incremental cost pressure from ocean freight. That said, there are some risks, so we are planning our business cautiously, and maintaining our comparable store sales guidance of 0% to 2% growth for the second half. As we did during the second quarter, we will chase if the underlying sales trend is stronger.”

Fiscal 2024 Second Quarter Operating Results (for the 13-week period ended August 3, 2024, compared with the 13-week period ended July 29, 2023)

•
Total sales increased 13% compared to the second quarter of Fiscal 2023 to $2,461 million, while comparable store sales increased 5% compared to the second quarter of Fiscal 2023.
•
Gross margin rate as a percentage of net sales was 42.8% vs. 41.7% for the second quarter of Fiscal 2023, an increase of 110 basis points. Merchandise margin expanded by 90 basis points, primarily driven by lower markdowns, while freight expense improved 20 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $192 million vs. $183 million in the second quarter of Fiscal 2023, decreasing 60 basis points as a percentage of net sales. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•
SG&A was 35.1% as a percentage of net sales vs. 35.7% in the second quarter of Fiscal 2023, improving by 60 basis points. Adjusted SG&A was 27.1% as a percentage of net sales vs. 27.0% in the second quarter of Fiscal 2023, an increase of 10 basis points.
•
The effective tax rate was 26.0% vs. 26.4% in the second quarter of Fiscal 2023. The Adjusted Effective Tax Rate was 26.0% vs. 25.6% in the second quarter of Fiscal 2023.
•
Net income was $74 million, or $1.15 per share vs. $31 million, or $0.47 per share for the second quarter of Fiscal 2023. Adjusted Net Income, excluding, in both periods, $2 million of expenses, net of tax, associated with the acquisition of Bed Bath & Beyond leases, was $80 million, or $1.24 per share, vs. $41 million, or $0.63 per share for the second quarter of Fiscal 2023.
•
Diluted weighted average shares outstanding amounted to 64.3 million during the quarter compared with 65.0 million during the second quarter of Fiscal 2023.
•
Adjusted EBITDA, excluding, in both periods, $3 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $205 million vs. $143 million in the second quarter of Fiscal 2023, an increase of 170 basis points as a percentage of sales. Adjusted EBIT, excluding, in both periods, $3 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $118 million vs. $70 million in the second quarter of Fiscal 2023, an increase of 160 basis points as a percentage of sales.

First Six Months of Fiscal 2024 Results

•
Total sales increased 12% compared to the first six months of Fiscal 2023. Net income increased 139% compared to the same period in Fiscal 2023 to $152 million, or $2.37 per share vs. $0.98 per share in the prior period. Adjusted EBIT, excluding $9 million and $3 million, respectively, of expenses associated with the acquisition of Bed Bath & Beyond leases, was $254 million vs. $157 million in the first six months of Fiscal 2023, an increase of 160 basis points as a percentage of sales. Adjusted Net Income, excluding $7 million and $2 million, respectively, of expenses, net of tax, associated with the acquisition of Bed Bath & Beyond leases, was $171 million, or $2.66 per share, vs. $96 million, or $1.47 per share for the first six months of Fiscal 2023.

Inventory

•
Merchandise inventories were $1,223 million vs. $1,162 million at the end of the second quarter of Fiscal 2023, a 5% increase, while comparable store inventories increased 4% compared to the second quarter of Fiscal 2023. Reserve inventory was 41% of total inventory at the end of the second quarter of Fiscal 2024 compared to 45% at the end of the second quarter of Fiscal 2023. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the second quarter of Fiscal 2024 with $1,476 million in liquidity, comprised of $660 million in unrestricted cash and $816 million in availability on its ABL facility.
•
The Company ended the second quarter with $1,402 million in outstanding total debt, including $929 million on its Term Loan facility, $453 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the second quarter of Fiscal 2024 the Company repurchased 269,508 shares of its common stock under its share repurchase program for $61 million. As of the end of the second quarter of Fiscal 2024, the Company had $380 million remaining on its current share repurchase program authorization.

Outlook

For the full Fiscal Year 2024 (the 52-weeks ending February 1, 2025), the Company now expects:

•
Total sales to increase in the range of 9% to 10% on top of the 10% increase for the 52-weeks ended January 27, 2024; this assumes comparable store sales will increase in the range of 2% to 3%, on top of the 4% increase for the 52-weeks ended January 27, 2024;
•
Capital expenditures, net of landlord allowances, to be approximately $750 million;
•
To open approximately 100 net new stores;
•
Depreciation and amortization to be approximately $350 million;
•
Adjusted EBIT margin to increase in the range of 50 to 70 basis points versus the 52 weeks ended January 27, 2024; this Adjusted EBIT margin increase excludes approximately $9 million of expenses related to the acquired Bed Bath & Beyond leases in Fiscal 2024 versus $18 million incurred in Fiscal 2023;
•
Net interest expense to be approximately $40 million;
•
Adjusted Effective Tax Rate to be approximately 26%; and
•
Adjusted EPS in the range of $7.66 to $7.96, which excludes $0.11, net of tax, of expenses, associated with the acquired Bed Bath & Beyond leases. This assumes a fully diluted share count of approximately 64 million shares.

For the third quarter of Fiscal 2024 (the 13 weeks ending November 2, 2024), the Company expects:

•
Total sales to increase in the range of 10% to 12%; this assumes comparable store sales will increase in the range of 0% to 2% versus the third quarter of Fiscal 2023;
•
Adjusted EBIT margin to increase in the range of 60 to 80 basis points versus the third quarter of Fiscal 2023;
•
Adjusted Effective Tax Rate to be approximately 25%; and
•
Adjusted EPS in the range of $1.45 to $1.55, as compared to $1.10 in Adjusted EPS last year; prior year period excludes $7 million, net of tax, of expenses related to the acquired Bed Bath & Beyond leases.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Second Quarter 2024 Conference Call

The Company will hold a conference call on August 29, 2024, at 8:30 a.m. ET to discuss the Company’s first quarter results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 8773565) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on August 29, 2024 beginning at 11:30 a.m. ET through September 5, 2024 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 8773565.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2023 net sales of $9.7 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,057 stores as of the end of the second quarter of Fiscal 2024, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet our environmental, social or governance (“ESG”) goals or otherwise expectations of our stakeholders with respect to ESG matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
REVENUES:
Net sales	$2,461,193	$2,170,445	$4,818,510	$4,303,239
Other revenue	4,324	4,362	8,560	8,524
Total revenue	2,465,517	2,174,807	4,827,070	4,311,763
COSTS AND EXPENSES:
Cost of sales	1,408,120	1,266,210	2,738,846	2,497,856
Selling, general and administrative expenses	863,981	775,285	1,689,207	1,530,913
Costs related to debt amendments	—	97	—	97
Depreciation and amortization	86,659	73,133	168,624	143,662
Impairment charges - long-lived assets	—	4,709	8,210	5,552
Other income - net	(9,492)	(6,165)	(20,354)	(15,163)
Loss on extinguishment of debt	—	—	—	24,644
Interest expense	16,582	19,545	33,231	38,890
Total costs and expenses	2,365,850	2,132,814	4,617,764	4,226,451
Income before income tax expense	99,667	41,993	209,306	85,312
Income tax expense	25,907	11,101	57,032	21,672
Net income	$73,760	$30,892	$152,274	$63,640

Diluted net income per common share	$1.15	$0.47	$2.37	$0.98

Weighted average common shares - diluted	64,328	65,039	64,284	65,141

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	August 3,	February 3,	July 29,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$659,910	$925,359	$520,974
Accounts receivable—net	99,659	74,361	80,742
Merchandise inventories	1,222,714	1,087,841	1,161,523
Assets held for disposal	27,963	23,299	5,120
Prepaid and other current assets	247,678	216,164	148,711
Total current assets	2,257,924	2,327,024	1,917,070
Property and equipment—net	2,063,818	1,880,325	1,699,469
Operating lease assets	3,144,169	3,132,768	2,925,595
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	2,190	2,436	2,925
Other assets	68,271	79,223	85,415
Total assets	$7,821,436	$7,706,840	$6,915,538

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,017,449	$956,350	$773,494
Current operating lease liabilities	388,849	411,395	400,266
Other current liabilities	604,465	647,338	456,075
Current maturities of long term debt	167,892	13,703	13,867
Total current liabilities	2,178,655	2,028,786	1,643,702
Long term debt	1,234,521	1,394,942	1,347,727
Long term operating lease liabilities	3,020,557	2,984,794	2,801,058
Other liabilities	74,092	73,793	70,771
Deferred tax liabilities	243,274	227,593	226,421
Stockholders' equity	1,070,337	996,932	825,859
Total liabilities and stockholders' equity	$7,821,436	$7,706,840	$6,915,538

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 3,	July 29,
	2024	2023
OPERATING ACTIVITIES
Net income	$152,274	$63,640
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	168,624	143,662
Deferred income taxes	18,831	18,001
Loss on extinguishment of debt	—	24,644
Non-cash stock compensation expense	43,885	36,147
Non-cash lease expense	(3,084)	(2,993)
Cash received from landlord allowances	4,491	4,540
Changes in assets and liabilities:
Accounts receivable	(26,304)	(9,774)
Merchandise inventories	(134,872)	20,460
Accounts payable	76,011	(183,775)
Other current assets and liabilities	(93,564)	(89,853)
Long term assets and liabilities	323	1,368
Other operating activities	3,191	3,759
Net cash provided by operating activities	209,806	29,826
INVESTING ACTIVITIES
Cash paid for property and equipment	(360,438)	(184,752)
Lease acquisition costs	(575)	(6,737)
Net (removal costs) proceeds from sale of property and equipment and assets held for sale	(1,259)	13,831
Net cash used in investing activities	(362,272)	(177,658)
FINANCING ACTIVITIES
Principal payments on long term debt—Term B-6 Loans	(4,807)	(4,807)
Principal payment on long term debt—2025 Convertible Notes	—	(133,724)
Purchase of treasury shares	(137,739)	(88,056)
Other financing activities	29,563	16,188
Net cash used in financing activities	(112,983)	(210,399)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(265,449)	(358,231)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	925,359	879,205
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$659,910	$520,974

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) costs related to debt amendments; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the tables below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023

Reconciliation of net income to Adjusted Net Income:
Net income	$73,760	$30,892	$152,274	$63,640
Net favorable lease costs (a)	3,138	3,979	6,108	8,042
Loss on extinguishment of debt (b)	—	—	—	24,644
Costs related to debt amendments (c)	—	97	—	97
Impairment charges - long-lived assets	—	4,709	8,210	5,552
Litigation matters (d)	1,925	1,500	1,925	1,500
Tax effect (e)	(1,336)	(2,305)	(4,217)	(9,605)
Adjusted Net Income	$77,487	$38,872	$164,300	$93,870
Diluted weighted average shares outstanding (f)	64,328	65,039	64,284	65,141
Adjusted Earnings per Share	$1.20	$0.60	$2.56	$1.44

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023

Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$73,760	$30,892	$152,274	$63,640
Interest expense	16,582	19,545	33,231	38,890
Interest income	(6,128)	(4,115)	(14,200)	(9,573)
Net favorable lease costs (a)	3,138	3,979	6,108	8,042
Loss on extinguishment of debt (b)	—	—	—	24,644
Costs related to debt amendments (c)	—	97	—	97
Impairment charges - long-lived assets	—	4,709	8,210	5,552
Litigation matters (d)	1,925	1,500	1,925	1,500
Income tax expense	25,907	11,101	57,032	21,672
Adjusted EBIT	115,184	67,708	244,580	154,464
Depreciation and amortization	86,659	73,133	168,624	143,662
Adjusted EBITDA	$201,843	$140,841	$413,204	$298,126

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$863,981	$775,285	$1,689,207	$1,530,913
Net favorable lease costs (a)	(3,138)	(3,979)	(6,108)	(8,042)
Product sourcing costs	(191,779)	(182,867)	(375,015)	(369,793)
Litigation matters (d)	(1,925)	(1,500)	(1,925)	(1,500)
Adjusted SG&A	$667,139	$586,939	$1,306,159	$1,151,578

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

		(unaudited)
	2	Three Months Ended		Six Months Ended
		August 3,	July 29,	August 3,	July 29,
		2024	2023	2024	2023
Effective tax rate on a GAAP basis		26.0%	26.4%	27.2%	25.4%
Adjustments to arrive at Adjusted Effective Tax Rate (g)		—	(0.8)	—	(0.4)
Adjusted Effective Tax Rate		26.0%	25.6%	27.2%	25.0%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended	Fiscal Year Ended
	October 28, 2023	February 3, 2024
		(53 Weeks)
Reconciliation of net income to Adjusted Net Income:
Net income	$48,551	$339,649
Net favorable lease costs (a)	3,788	15,263
Loss on extinguishment of debt (b)	13,630	38,274
Costs related to debt amendments (c)	—	97
Impairment charges	814	6,367
Litigation matters (d)	—	1,500
Tax effect (e)	(2,955)	(7,770)
Adjusted Net Income	$63,828	$393,380
Diluted weighted average shares outstanding (f)	64,802	64,917
Adjusted Earnings per Share	$0.98	$6.06

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Fiscal 2023 amounts relate to the partial repurchases of the 2025 Convertible Notes.

(c) Amounts relate to the Term Loan Credit Agreement amendment in the second quarter of Fiscal 2023 changing from Adjusted LIBOR Rate to the Adjusted Term SOFR Rate.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.